EXECUTION COPY

This **AMENDMENT TO COMMERCIAL LEASE** (this "**Amendment**") is made and entered into as of the 3rd day of August 2007 by and between Meridian Land Company, Inc., an Illinois corporation with offices at One 157 Center, Edwardsville, IL 62025 ("**Landlord**") and YTB International, Inc., a Delaware corporation with offices at 1901 East Edwardsville Road, Wood River, IL 62095 ("**Tenant**").

RECITALS

WHEREAS, pursuant to that certain Commercial Lease (the "**Lease**"), dated August 4, 2005, by and between Landlord and Tenant (erroneously referred to in the Lease as "YTB, Inc."), Tenant leased those certain premises located on the second floor (the "**Leased Premises**") at what is commonly known as Two Country Club View, Edwardsville, IL 62025 and legally described as Lot #2 Country Club View Subdivision ID#14-2-15-21-19-401-002 (the "**Property**") from Landlord for a five year term that was to expire on October 31, 2010;

WHEREAS, under Section 37 of the Lease, Landlord was granted a two year option (the "**Put Option**"), commencing on August 4, 2005 and expiring on August 4, 2007, to sell the Property to Tenant (to be accompanied by Landlord's payment of $1.00 for the exercise of the Put Option) in exchange for (i) six hundred twenty-five thousand (625,000) shares of Tenant's common stock, par value $0.001 per share ("**Common Stock**") or (ii) if the Put Option is exercised after July 31, 2007 thru August 4, 2007, for one million eight hundred seventy five thousand (1,875,000) shares of Tenant's common stock, of which six hundred twenty-five thousand (625,000) shares shall be Class A Common Stock and one million two hundred fifty thousand (1,250,000) shall be Class B Common Stock (as applicable based on the date of exercise, the "**Option Shares**");

WHEREAS, each of the parties hereto desires to clarify the terms of the Put Option pursuant hereto; and

WHEREAS, as a result of the execution and delivery of this Amendment, Landlord shall exercise the Put Option and the rights and obligations of the parties hereto shall terminate under the Lease, with the exception of the parties' respective rights and obligations set forth herein (and any other rights and obligations under the Lease that explicitly survive the termination thereof).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Amendment of Put Option.

Section 37 of the Lease is hereby amended and restated in its entirety to read as follows:

"For a two (2)-year period commencing on August 4, 2005 and expiring on August 4, 2007 (the "**Option Period**"), Landlord shall have the option (the "**Put Option**") to sell the entirety of the property on which the Leased Premises are located (i.e., Two Country Club Drive View, Edwardsville Illinois 62025) (the "**Property**") to Tenant in exchange for (i) six hundred twenty-five thousand (625,000) shares of YTB International, Inc. common stock or (ii) if the Put Option is exercised after July 31, 2007 through August 4, 2007, for one million eight hundred seventy five thousand (1,875,000) shares of Tenant's common stock, of which six hundred twenty-five thousand (625,000) shares shall be Class A Common Stock and one million two hundred fifty thousand (1,250,000) shall be Class B Common Stock (as applicable, based on the date of exercise, the "**Option Shares**"). Landlord shall exercise the Put Option by providing written notice of such exercise to Tenant and paying an exercise price of $1.00 (the "**Exercise Price**") to Tenant. Should Landlord exercise the Put Option within the Option Period (the "**Put Option Exercise**"), Landlord shall convey title to the Property (the "**Property Title**") to Tenant and Tenant shall concurrently issue the Option Shares to Landlord. Such exercise of the Put Option shall result in the termination of this Lease (with the exception of the respective rights and obligations of Landlord and Tenant set forth in this Section 37 or in Section 37A hereof (and any other rights and obligations under the Lease that explicitly survive the termination thereof and are not impacted hereby), and Tenant's monthly rental payment obligations hereunder, for that portion of the Property occupied as of the date of the original Lease, shall thereupon cease. Landlord represents that as of August 3, 2007 (the "**Amendment Date**"), the Property Title is encumbered by a mortgage (the "**Mortgage**") with respect to aggregate principal indebtedness in an amount of $1,996,416 (one million, nine hundred ninety six thousand, four hundred sixteen dollars) owed by Landlord to a bank or other financial institution (the "**Bank**"), and is also encumbered by leases to the following tenants (other than Tenant)-- Cornerstone Medical Management (Suite Two), Flagel Financial (Suite Three) and Dr. Breckner (Suite Four)-- but there are no other liens on, security interests in, or encumbrances to, the Property Title. Landlord agrees that it shall convey to Tenant, under a general warranty deed, good and marketable title to the Property (subject only to the encumbrance of the Mortgage and the above-described leases), insurable at customary rates. Notwithstanding Landlord's exercise of the Put Option and the conveyance of the Property Title to Tenant, Landlord shall (i) continue to make all payments (whether principal or interest) with respect to the Mortgage and the related indebtedness owed to the Bank and (ii) repay the indebtedness owed to the Bank and retire the Mortgage on or prior to the fifteen (15) month anniversary of the closing of the Put Option Exercise. At all times following the closing of the Put Option Exercise, Tenant shall pay all real estate and other property taxes and all fees and expenses related to, and concomitant with, ownership of the Property (with the exception of payments to the Bank with respect to the Mortgage). Tenant agrees that upon the closing of the Put Option Exercise, it shall remit to Landlord the rental payments that it collects under any other leases that burden the Property (other than the Lease), including the amounts due Landlord for premises within the Property not described in the original Lease and occupied now or in the future by the Tenant, provided that Landlord uses such rental payment proceeds solely towards repayment of indebtedness (whether principal or interest) owed to the Bank with respect to the Mortgage, until such time as indebtedness owed to the Bank with respect to the Mortgage is paid in full. Upon repayment of the indebtedness owed by Landlord with respect to the Mortgage, Tenant's obligation to remit rental payments to Landlord shall cease and Tenant may also thereafter terminate any leases burdening the Property at its sole discretion. Landlord acknowledges that closing under the Put Option Exercise shall be subject to receipt of any requisite consent from the Bank to the transfer of the Property Title to

Tenant, which consent shall be Landlord's sole responsibility to obtain. Landlord will hold Tenant harmless for any failure to pay the Bank with respect to the Mortgage."

Section 2. Acknowledgments of Landlord Related to Option Shares.

The Lease is furthermore amended in order to add the following new section as Section 37A thereof:

"37A. SECURITIES LAW ACKNOWLEDGMENTS CONCERNING OPTION SHARES.

(a) Landlord acknowledges and agrees that (x) the Option Shares issuable upon the Put Option Exercise are "restricted securities", as defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "**Securities Act**"), (y) no public distribution of the Option Shares will be made in violation of the Securities Act, and (z) during such period as the delivery of a prospectus with respect to Option Shares may be required by the Securities Act, no public distribution of Option Shares will be made in a manner or on terms different from those set forth in, or without delivery of, a prospectus then meeting the requirements of Section 10 of the Securities Act and in compliance with applicable state securities laws. Landlord further agrees that if any distribution of any of the Option Shares is proposed to be made by it otherwise than by delivery of a prospectus meeting the requirements of Section 10 of the Securities Act, such action shall be taken only after submission to Tenant of an opinion of counsel, reasonably satisfactory in form and substance to Tenant's counsel, to the effect that the proposed distribution will not be in violation of the Securities Act or of applicable state law.

(b) Landlord furthermore acknowledges and agrees that the Option Shares may not be sold or otherwise disposed of except as follows:

(1) in a transaction meeting the requirements of a volume limited resale under Rule 144 under the Securities Act, as to which Landlord shall have received an opinion letter from counsel to Tenant regarding availability of such Rule;

(2) to a person who, in the opinion of counsel for Landlord (and reasonably acceptable to Tenant), is a person to whom the Option Shares may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 10 with respect to any resale or other disposition of such securities, which agreement shall be satisfactory in form and substance to Tenant and its counsel; provided, that the foregoing shall not apply to the transfer of any such Option Shares or other securities as to which such Holder shall have received an opinion letter from counsel to Tenant as to the exemption thereof from registration under the Securities Act pursuant to Rule 144(k) under the Securities Act; or

(3) to any person upon delivery of a prospectus then meeting the requirements of the Securities Act relating to such securities and the offering thereof for such sale or disposition.

(c) Each certificate for Option Shares issued upon exercise of the Put Option shall bear a legend relating to the non-registered status of such Option Shares under the Securities Act, unless at the time of exercise of the Put Option such Option Shares are subject to a currently effective registration statement under the Securities Act.

(d) Tenant shall, upon any future registration of stock under the Securities Act (other than registrations on Form S-4 or Form S-8, each as promulgated under the Securities Act, or their then equivalents relating to equity securities to be issued in connection with an acquisition of a business or other entity or in connection with stock option or other employee benefit plans), include the Option Shares in the registration, and, subject to Landlord's compliance with the plan of distribution described in the registration statement under which the Option Shares are registered, upon registration said Option Shares will become freely tradable. Notwithstanding the foregoing, in the event that the subject registration is an underwritten public offering, if, in the opinion of the managing underwriter, the registration of all, or part of, the Option Shares that Landlord has requested to be included would materially and adversely affect such public offering, then Tenant shall be required to include in the underwriting only that number of Option Shares, if any, that the managing underwriter in good faith believes may be sold without causing such adverse effect."

Section 3. Exercise of Put Option by Landlord.

Landlord hereby irrevocably elects to exercise the Put Option. Landlord shall make payment of the $1.00 Exercise Price concurrently herewith and furthermore agrees to convey the Property Title to Tenant within a reasonable period hereof, which shall be mutually agreed upon by Landlord and Tenant, not to exceed thirty (30) days from the date hereof. Upon such payment of the Exercise Price and conveyance of the Property Title, Tenant shall concurrently issue and deliver the Option Shares to Landlord. Landlord understands and agrees that the exercise of the Put Option is conditioned, among other things, upon Landlord's compliance with its obligations under Section 37 of the Lease (concerning repayment of indebtedness owed to the Bank with respect to the Mortgage) and Section 37A of the Lease (concerning Landlord's compliance with securities law restrictions related to the Option Shares). The certificate(s) for the Option Shares shall be issued in the name of Landlord or as otherwise directed by Landlord to Tenant.

Section 4. Miscellaneous.

(a) Law to Govern. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the conflict of laws principles thereof.

(b) Entire Agreement; Amendment. This Amendment, together with the Lease, constitutes and expresses the entire understanding between the parties hereto with respect to the subject

matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions whether express or implied, oral or written. Neither this Amendment nor the Lease, nor any portion or provision thereof, may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by Landlord and Tenant.

(c) Notices. Except as otherwise provided in this Amendment, all notices, requests, demands and other communications required or permitted under this Amendment or by law shall be in writing and shall be deemed to have been duly given, made and received only when delivered against receipt or when deposited in the United States mails, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Landlord:

Meridian Land Company, Inc.
One 157 Center
Edwardsville, IL 62025

If to Tenant:

YTB International, Inc.
1901 East Edwardsville Road
Wood River, IL 62095
Facsimile: (618) 216-4106
Attention: John D. Clagg

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, New York 10022
Attention: Gerard S. DiFiore, Esq.
Facsimile: (212) 521-5450

(d) Severability. If any provision of this Amendment is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be inapplicable to the extent of such prohibition without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction; and provided, further that where the provisions of any such applicable law may be waived, that they hereby are waived by Landlord and Tenant to the full extent permitted by law and to the end that this Amendment shall be deemed to be a valid and binding agreement in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first above written.

LANDLORD:

MERIDIAN LAND COMPANY, INC.

By: ______________________

Name: TIMOTHY KAUSER

Title: PRESIDENT

TENANT:

YTB INTERNATIONAL, INC.

By: ______________________

Name: J. Scott Tomer

Title: Chief Executive Officer